Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investor Relations

Gerri Vance

208-457-9409 ext. 1222

gvance@lifestreamtech.com

LIFESTREAM TECHNOLOGIES RANKED 40TH FASTEST GROWING TECHNOLOGY COMPANY IN NORTH AMERICA ON THE 2004 DELOITTE TECHNOLOGY FAST 500

Lifestream is rated in the top 50 out of 500 companies

Post Falls, Idaho—November 4, 2004 — Lifestream Technologies, Inc. (OTCBB:LFTC), the leading supplier of cholesterol monitors, announced today that it ranked Number 40 on the 2004 Deloitte Technology Fast 500, a ranking of the 500 fastest growing technology companies in North America. Rankings are based on a percentage of revenue growth over five years from 1999-2003. Lifestream’s revenues grew 6,846% during this period.

“Achieving sustained revenue growth of 6,846% over five years is a tremendous accomplishment during a difficult period for the technology sector,” said Mark A. Evans, national managing partner of Deloitte’s Technology, Media & Telecommunications Group. “Lifestream’s phenomenal growth puts it in select company.”

Lifestream’s CEO, Christopher Maus, credits the introduction of its cholesterol monitor to the consumer market and increased retail presence with the Company’s 6,846% revenue growth over the past five years. “We are honored to be rated so high on the Deloitte Technology Fast 500,” stated Maus. “Our success has been driven by consumers taking more responsibility for their heart health. We look forward to continuing revenue growth by increasing distribution channels and building consumer awareness for our product. “

Fast 500 Selection and Qualification

The Fast 500 list is compiled from Deloitte’s 19 regional North American Fast 50 programs, nominations submitted directly to the Fast 500, and public company database research. Winners are selected based on the percentage of growth in revenues from 1999 to 2003. To be considered, Fast 500 entrants must have had 1999 operating revenues of at least $50,000 USD and $75,000 CD for the United States and Canada, respectively; and 2003 operating revenues must be at least $1 million USD or CD.

Entrants must also be public or private companies headquartered in North America and must be a “technology company,” defined as a company that owns proprietary technology that contributes to a significant portion of the company's operating revenues or devotes a significant proportion of revenues to the research and development of technology. Using other companies' technology in a unique way does not qualify.

About Lifestream Technologies

The Company developed and currently markets a line of cholesterol monitors to consumers and healthcare professionals that provide test results in three minutes.

The Company’s product line aids the health conscious consumer in monitoring their risk of heart disease. By regularly testing cholesterol at home, individuals can monitor the benefits of their diet, exercise and/or drug therapy programs. Monitoring these benefits can support the physician and the individual’s efforts to improve compliance. Lifestream’s products also integrate a smart card reader further supporting compliance by storing test results on an individual’s personal health card for future retrieval, trend analysis and assessment.

Lifestream’s monitors are affordable, hand-held devices that provide users with accurate results in less than three minutes. The product line has been designed to accommodate The Data Concern™ Personal Health Card® allowing multiple users the ability to store their personal results. Lifestream's products are now available in pharmacy and retail outlets nationwide. To find retailers that carry Lifestream’s products, go to “Store Locator” on www.knowitforlife.com or contact Customer Care at 888-954-LIFE. For Company information, visit www.lifestreamtech.com.

About Deloitte

Deloitte refers to one or more of Deloitte Touche Tohmatsu, a Swiss Verein, its member firms and their respective subsidiaries and affiliates. As a Swiss Verein (association), neither Deloitte Touche Tohmatsu nor any of its member firms has any liability for each other’s acts or omissions. Each of the member firms is a separate and independent legal entity operating under the names “Deloitte,” “Deloitte & Touche,” “Deloitte Touche Tohmatsu,” or other related names. Services are provided by the member firms or their subsidiaries or affiliates and not by the Deloitte Touche Tohmatsu Verein.

Deloitte & Touche USA LLP is the U.S. member firm of Deloitte Touche Tohmatsu. In the U.S., services are provided by the subsidiaries of Deloitte & Touche USA LLP (Deloitte & Touche LLP, Deloitte Consulting LLP, Deloitte Tax LLP, and their subsidiaries), and not by Deloitte & Touche USA LLP.

###

This news release includes certain forward-looking statements within the meaning of the safe harbor protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives that involve risks and uncertainties, and in particular statements referring to our expectations for increased market penetration and improved gross margins from our recently introduced second generation consumer monitors and statements regarding our expectations that we can obtain necessary additional financing and investment.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ from anticipated results.  The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions given our knowledge of the relevant markets; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, the following: the success of our capital-raising and cost-cutting efforts, developing and marketing relatively new medical diagnostic devices, including technological advancements and innovations; consumer receptivity and preferences; availability, affordability and coverage terms of private and public medical insurance; political and regulatory environments and general economic and business conditions; the effects of our competition; the success of our operating, marketing and growth initiatives; development and operating costs; the amount and effectiveness of our advertising and promotional efforts; brand awareness; the existence of adverse publicity; changes in business strategies or development plans; quality and experience of our management; availability, terms and deployment of capital; labor and employee benefit costs; as well as those factors discussed in  “Item 1 – Business,” “Item 6 –  Management’s Discussion and Analysis and Plan of Operations,” particularly the discussion under “Risk Factors - Substantial Doubt as to our Ability to Continue as a Going Concern”  and elsewhere in our most recent Annual Report on Form 10-KSB for our fiscal year ended June 30, 2004, filed with the United States Securities and Exchange Commission.  Readers are urged to carefully review and consider the various disclosures made by us in this report and in the aforementioned Form 10-KSB, and those detailed from time to time in our other reports and filings with the United States Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that are likely to affect our business.